Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-151903, 333-174940, 333-190376, 333-198046, 333-206330, 333-217894, 333-225998, 333-237735, 333-257711, 333-263976, 333-268494, 333-269310, 333-271004, 333-272724, 333-277743, 333-281043, 333-282447) on Form S-8 and Registration Statements (Nos. 333-237734, 333-279274) on Form S-3 of Savara Inc. of our report dated March 27, 2025, relating to the consolidated financial statements of Savara Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Savara Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Boston, Massachusetts

March 27, 2025